Exhibit 5.1

December 14, 2007

Whitehall Jewelers Holdings, Inc.
125 South Wacker Dr., Ste. 2600
Chicago, IL 60606

Dear Sirs:

     We have acted as special counsel to Whitehall Jewelers Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1 (File No. 333-145863) (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale, from time to time, by those selling stockholders named in the Registration Statement (the "Selling Stockholders") identified in the prospectus (the "Prospectus") which forms a part of the Registration Statement, in the manner described in the Prospectus, of a maximum of 11,227,414 shares of the Company’s common stock (the “Common Stock”), par value $0.001 per share, which includes an aggregate of 7,484,942 shares of Common Stock (the "Shares") held by the Selling Stockholders and 3,742,472 shares of Common Stock (subject to adjustment as described in the Prospectus, the "Warrant Shares") that may be issued from time to time upon the exercise of certain warrants held by the Selling Stockholders and described in the Prospectus (the "Warrants").

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In our capacity as special counsel to the Company in connection with the preparation and filing by the Company of the Registration Statement and the offer and sale, from time to time, of the Shares and Warrant Shares contemplated thereby, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Members of this firm are admitted to the bar in the State of New York and the opinion set forth below is limited to the General Corporation Law of the State of Delaware.

     Based upon the foregoing and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which forms a part thereof. In giving such consent,

December 14, 2007

we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP